Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: SPDR ® S&P® Regional Banking ETF (ticker: “ KRE ”) and Dow Jones Industrial Average TM Index (ticker: “INDU”) Pricing date: July 10, 2023 Valuation dates: Quarterly, beginning approximately six months after issuance Final valuation date: July 10, 2026 Maturity date: July 15, 2026 (unless earlier redeemed) Automatic early redemption: If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its then - applicable premium threshold value , the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 17.85%* per annum CUSIP / ISIN: 17291RTQ5 / US17291RTQ55 Trigger value: 80% of its initial underlying value, for each underlying Final premium threshold value: 90% of its initial underlying value, for each underlying Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its final premium threshold value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its final premium threshold value but greater than or equal to its trigger value : $1,000 • If the final underlying value of the worst performer is less than its trigger value: $1,000 + [$1,000 × underlying return of worst performer on the final valuation date] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its trigger value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities a re subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated July 10, 2023 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Securities Linked to the Worst of KRE and INDU

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Hypothetical Payment upon Automatic Early Redemption per Security

Valuation Date	Premium threshold value*	Premium	Hypothetical Payment
Valuation Date 1	100.00% of the Initial underlying value	8.9250%	$1,089.250
Valuation Date 2	100.00% of the Initial underlying value	13.3875%	$1,133.875
Valuation Date 3	100.00% of the Initial underlying value	17.8500%	$1,178.500
Valuation Date 4	95.00% of the Initial underlying value	22.3125%	$1,223.125
Valuation Date 5	95.00% of the Initial underlying value	26.7750%	$1,267.750
Valuation Date 6	95.00% of the Initial underlying value	31.2375%	$1,312.375
Valuation Date 7	95.00% of the Initial underlying value	35.7000%	$1,357.000
Valuation Date 8	90.00% of the Initial underlying value	40.1625%	$1,401.625
Valuation Date 9	90.00% of the Initial underlying value	44.6250%	$1,446.250
Valuation Date 10	90.00% of the Initial underlying value	49.0875%	$1,490.875

If the closing value of the worst performer is not greater than or equal to its then-applicable premium threshold value on any valuation date, then the securities will not be automatically redeemed and you will not receive a premium.

*For each underlying

**The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity per Security**


$2,000
$1,750
$1,535.50
$1,500
$1,250
$1,000
$800.00
$750
$500
$250
$0
Payment at Maturity per Security
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
80%
100%
53.55%
A
B
C
D
Underlying Return of the Worst Performing Underlying on the Final Valuation Date

	Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
D	100.00%	$1,535.50
	75.00%	$1,535.50
	53.55%	$1,535.50
C	25.00%	$1,535.50
	-10.00%	$1,535.50
B	-10.01%	$1,000.00
	-20.00%	$1,000.00
A	-20.01%	$799.90
	-50.00%	$500.00
	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer has declined from its initial underlying value. • Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The SPDR ® S&P® Regional Banking ETF is subject to concentrated risks associated with the banking industry • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.